EXHIBIT 99.1

Electronics Boutique Terminates Services Agreement With Game Group Plc
— Electronics Boutique to Receive $15.0 Million —

WEST CHESTER, Pa., Feb 02, 2004 /PRNewswire-FirstCall via Comtex/ — Electronics Boutique Holdings Corp. (Nasdaq: ELBO) today announced that two of its affiliates and Game Group Plc had mutually agreed to terminate the Services Agreement among the parties. In connection with the termination of the Services Agreement, the company will receive a lump sum payment of $15.0 million (U.S.), together with the required payments remaining under the Services Agreement for the fiscal year ended January 31, 2004. The parties entered into the Services Agreement in 1995, and under the Services Agreement, affiliates of the company have provided Game Group with various management services, including assistance with purchasing, personnel and store layout. The Services Agreement was to expire on January 31, 2006. Game Group paid the company $7.5 million under the Services Agreement in fiscal 2003 and $4.7 million through the third quarter of fiscal 2004.

About Electronics Boutique Holdings Corp.

Electronics Boutique, a Fortune 1000 company, is among the world’s largest specialty retailers dedicated exclusively to video game hardware, software and PC entertainment software accessories. The company currently operates 1,529 stores in the United States, Australia, Canada, Denmark, Germany, Italy, New Zealand, Norway, Puerto Rico, Sweden and South Korea - primarily under the names of EB Games and Electronics Boutique. The company operates an e-commerce website at www.ebgames.com. Additional company information is available at www.ebholdings.com.

SOURCE Electronics Boutique Holdings Corp.

James A. Smith, Chief Financial Officer, Electronics Boutique Holdings Corp., +1-610-430-8100